Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
 Condition and Results of Operations

For the Three Months Ended March 31, 2011 and 2010

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations for the period ended March 31, 2011 is separately furnished by Rainbow National Services LLC and its subsidiaries ("RNS" and collectively with its subsidiaries, the "Company", "we", "us" or "our").

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management's Discussion and Analysis of Financial Condition and Results of Operations there are statements concerning our future operating and future financial performance.  Words such as "expects", "anticipates", "believes", "estimates", "may", "will", "should", "could", "potential", "continue", "intends", "plans" and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	demand for advertising inventory;

•	the cost of, and our ability to obtain or produce, desirable programming content for our networks;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	the level of our expenses;

•	the level of our capital expenditures;

•	future acquisitions and dispositions of assets;

•
the demand for our programming among cable television distributors, direct broadcast satellite (“DBS”) distributors and telecommunications providers and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telecommunications providers;

•	market demand for new programming services;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in our programming businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

All dollar amounts and subscriber data included in the following Management's Discussion and Analysis of Financial Condition and Results of Operations are presented in thousands.

Business Overview

We provide television programming to cable television distributors, DBS distributors and telecommunications providers (collectively referred to as “multichannel video distributors”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

We earn revenues in two principal ways.  First, we receive affiliation payments from distributors.  These revenues are generally based on a per subscriber fee under multi-year contracts, commonly referred to as “affiliation agreements,” which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming, referred to as “viewing subscribers.”  The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.  Under our affiliation agreements with our distributors, we have the right to sell a specified amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis, not under long-term contracts.  Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit.  In certain advertising sales arrangements, our programming networks guarantee specified viewer ratings for their programming.  If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser at no charge.  For these types of arrangements, a portion of the related revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when we provide the required additional advertising time, the guarantee obligation contractually expires or performance requirements become remote.  Most of our advertising revenues vary based upon the popularity of our programming as measured by Nielsen Media Research.  In 2010, our networks had more than 900 advertisers representing companies in a broad range of sectors, including the food, health, retail and automotive industries.  Our programming networks use a traditional advertising sales model.  Prior to December 2010, IFC principally sold sponsorships, but since then it migrated to a traditional advertising sales model.

We seek to grow our revenues by increasing the number of viewing subscribers of the distributors that carry our services.  We refer to this as our "penetration".  AMC, which is widely distributed, has a more limited ability to increase its penetration than WE tv and IFC.  WE tv and IFC, although carried by all of the larger distributors, have higher growth opportunities due to their current penetration levels with those distributors.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if distributors are successful in converting their analog subscribers to digital tiers of service that include those networks. Our revenues may also increase over time through contractual rate increases stipulated in most of our affiliation agreements.  In negotiating for increased or extended carriage, we have in some instances made upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or agreed to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the distributors' efforts to market our channels. We believe that these transactions generate a positive return on investment over the contract period. We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by Nielsen Media Research.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services, and increasing our ratings.  To do this, we must continue to contract for and produce high-quality, attractive programming.  There is an increasing concentration of subscribers in the hands of a few distributors, which could create disparate bargaining power between the largest distributors and us by giving those distributors greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had one customer that accounted for approximately 10% of the Company's consolidated net trade receivables balance at March 31, 2011 which exposes the Company to a concentration of credit risk.  Two customers in the aggregate accounted for approximately 23% and 22% of the Company's net revenues for the three months ended March 31, 2011 and 2010, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its operations into one reportable segment.

Impact of Economic Conditions

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Additional capital and credit market disruptions could cause economic downturns, which may lead to lower demand for our products, such as lower demands for television advertising and a decrease in the number of subscribers receiving our programming networks from our distributors.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision Systems Corporation (“Cablevision”), our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of revenues, net for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Three Months Ended March 31,
	2011		2010
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$234,051	100%	$212,581	100%	$21,470

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	71,031	30	63,312	30	(7,719)
Selling, general and administrative	61,032	26	52,482	25	(8,550)
Depreciation and amortization	14,209	6	14,205	7	(4)
Operating income	87,779	38	82,582	39	5,197
Other income (expense):
Interest expense, net	(18,137)	(8)	(18,468)	(9)	331
Miscellaneous, net	73	-	58	-	15
Income before income taxes	69,715	30	64,172	30	5,543
Income tax expense	(26,918)	(12)	(23,823)	(11)	(3,095)
Net income	$42,797	18%	$40,349	19%	$2,448

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Three Months Ended March 31,
	2011	2010
	Amount	Amount	Favorable (Unfavorable)

Operating income	$87,779	$82,582	$5,197
Share-based compensation	2,670	2,702	(32)
Depreciation and amortization	14,209	14,205	4
AOCF	$104,658	$99,489	$5,169

Comparison of the Three Months Ended March 31, 2011 Versus the Three Months Ended March 31, 2010

Revenues, net for the three months ended March 31, 2011 increased $21,470 (10%) as compared to revenues, net for the same period in the prior year.  The increase is attributable to the following:

Increase in:
Advertising/sponsorship revenues	$8,116
Affiliation fee revenues	12,039
Other revenues	1,315
$21,470

The increase in advertising revenues for the three months ended March 31, 2011 as compared to the prior year resulted principally from higher pricing per unit sold at AMC and WE tv due to increased demand of our programming by advertisers, and to a lesser extent increases at IFC.  Prior to December 2010, IFC principally sold sponsorships, but since then it has migrated to a traditional advertising sales model.  Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis.  Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit and in certain advertising arrangements, guarantee specified viewer ratings.  If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units resulting in revenue being deferred until such time as the guarantee has been met.  Most of our advertising revenues vary based on the popularity of our programming as measured by Nielsen Media Research.

The increase in affiliation fee revenues for the three months ended March 31, 2011 as compared to the prior year is derived from an increase in contractual affiliation rates charged for our services and an increase in the number of subscribers (see table below).  These revenues are generally based on a per subscriber fee under multi-year contracts, commonly referred to as “affiliation agreements,” which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming. The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee.

The following table presents certain subscriber information at March 31, 2011, December 31, 2010 and March 31, 2010.

	March 31, 2011	December 31, 2010	March 31, 2010
Estimated Domestic Subscribers (1):
AMC	96,800	96,400	95,500
WE tv	77,000	76,800	76,000
IFC	62,200	62,700	61,800
___________
(1)	Estimated U.S. subscribers as measured by Nielsen Media Research (“Nielsen”).

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television distributors as digital penetration increases, and increased advertising revenues as cable networks, including advertiser-supported niche programming networks (such as WE tv and IFC), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of distributors and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our programming services may also significantly affect future advertising revenues.

Technical and operating expenses (excluding depreciation and amortization) include primarily amortization of program rights, including those for feature films and non-film programming, participation and residual costs, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangible assets is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for the three months ended March 31, 2011 increased $7,719 (12%) as compared to the same period in 2010.  The increase in technical and operating expense is attributed to the following:

Increase in:
Amortization of programming content and series development/original programming costs	$6,122
Programming related costs	1,597
$7,719

The increase in amortization of programming content and series development/original programming costs for the three months ended March 31, 2011 as compared to the same period in the prior year is due primarily to increased amortization at AMC and WE tv.  The increase in programming related costs for the three months ended March 31, 2011 as compared to the same period in the prior year is due primarily to increased spending on formatting related costs.

As a percentage of revenues, technical and operating expenses were 30% for the three months ended March 31, 2011 and 2010.

There may be significant changes in the level of our technical and operating expenses from quarter to quarter and/or changes from year to year due to content acquisitions and/or original programming costs.  As additional competition for programming increases from programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses for the three months ended March 31, 2011 increased $8,550 (16%) as compared to the same period in 2010.  The net increase in selling, general and administrative expenses is attributable to the following:

Increase (decrease) in:
Sales and marketing costs	$7,249
Other general and administrative costs	1,215
Management fees	522
Share-based compensation expense and expense relating to Cablevision’s long-term incentive plans	(436)
$8,550

The net increase in sales and marketing costs resulted from an increase in marketing expense at IFC and WE tv, partially offset by a decrease at AMC, due to the timing of promotion and marketing of original programming and the number of premieres that occurred during the three months ended March 31, 2011 as compared to the same period in 2010.  Management fees increased to $6,740 for the three months ended March 31, 2011 compared to $6,218 for the same period in 2010 due to the increased revenues of AMC and WE tv Networks in 2011 as compared to 2010.  Pursuant to a management agreement with Cablevision, we pay a management fee calculated based on gross revenues (as defined under the terms of the management agreement) on a monthly basis.  We will terminate the management agreement on the AMC Networks Distribution date (see below) and will not replace such agreement.

As a percentage of revenues, selling, general and administrative expenses increased to 26% for the three months ended March 31, 2011 as compared to 25% the same period in 2010.

There may be significant changes in the level of our selling, general and administrative expenses from quarter to quarter due to the timing of promotion and marketing of original programming.     The increase in selling, marketing and advertising costs at IFC and WE tv for the three month period ended March 31, 2011 as compared to the same period in 2010 is not indicative of the anticipated full year results for the year ending December 31, 2011.

Net interest expense decreased $331 (2%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net decrease was attributable to the following:

Increase (decrease):

Due to lower average debt balances	$(481)
Due to higher average interest rates on our indebtedness	190
Due to an increase in interest income	(15)
Other	(25)
$(331)

Income tax expense for the three months ended March 31, 2011 and 2010 of $26,918 and $23,823, respectively, differs from the income tax expense derived from applying the statutory federal rate to pretax income due principally to the impact of state and local income taxes and tax expense relating to uncertain tax positions, including accrued interest, of $1,427 and $452, respectively.

Adjusted operating cash flow increased $5,169 for the three month period in 2011 compared to the same period in 2010 due to an increase in revenues, net of $21,470, partially offset by an increase in technical and operating expense of $7,719 and an increase in selling, general and administrative expense of $8,582 in 2011 compared to 2010, excluding share-based compensation expense and depreciation and amortization expense, as discussed above.

Cash Flow Discussion

Operating Activities

Net cash provided by operating activities amounted to $80,221 for the three months ended March 31, 2011 as compared to $74,447 for the three months ended March 31, 2010.  The 2011 cash provided by operating activities resulted from $139,855 of net income before depreciation and amortization and other non-cash items and an increase in cash resulting from a decrease of $16,638 in accounts receivable, trade, and a decrease in net other assets of $2,048, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $57,469 and a decrease in accounts payable and accrued expenses of $20,851.

The 2010 cash provided by operating activities resulted from $131,417 of net income before depreciation and amortization and other non-cash items, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $55,562 and an increase in net other assets totaling $1,408.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2011 was $619 as compared to $255 for the three months ended March 31, 2010.  The 2011 and 2010 investing activities consisted primarily of cash outflows for capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $92,728 for the three months ended March 31, 2011 as compared to $75,486 for the three months ended March 31, 2010.  In 2011, financing activities consisted of capital distributions to our parent of $30,000, repayment of credit facility debt of $62,500 and principal payments on capital leases of $228.  In 2010, financing activities consisted of capital distributions to our parent of $59,000, repayment of credit facility debt of $16,250 and principal payments on capital leases of $236.

Liquidity and Capital Resources

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the three months ended March 31, 2011 and the year ended December 31, 2010.  Sources of cash have included primarily cash flow from the operations of our businesses.  As discussed below, we intend to terminate the revolving credit facilities in connection with the AMC Networks Distribution, and to replace such facilities with a new revolving credit facility that AMC Networks will enter into in connection with the AMC Networks Distribution.

Our principal uses of cash include our debt service and the net funding and investment requirements of other Rainbow programming services that we do not own.  Our businesses do not require significant capital expenditures.  During the three months ended March 31, 2011, we distributed $30,000 to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to, among other things, fund certain other programming services we do not own.  From January 1, 2011 through March 22, 2011, we repaid the entire outstanding balance under our revolving credit facility of $50,000 at December 31, 2010.  On May 13, 2011, we will redeem 100% of the outstanding principal amount of our 8 3/4% senior notes due September 2012 at a redemption price equal to 100% of the principal amount of the notes of $300,000, plus accrued and unpaid interest, if any, to the redemption date.  We will use a combination of cash-on-hand, cash generated from operating activities and availability under our $300,000 revolving credit facility to fund the redemption, as well as to fund the $50,000 of required term loan repayments over the next twelve months.

We have assessed the implications of the volatility in the capital and credit markets on our ability to meet our net funding and investment requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our credit facilities should provide us with sufficient liquidity. However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position. Although we currently believe that amounts available under our revolving credit facility will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facility are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the three months ended March 31, 2011:

Credit facility	$412,500
Capital lease obligations	14,657
Senior notes	299,619
Senior subordinated notes	324,134
Total debt	$1,050,910

Interest expense	$18,263
Capital expenditures	$484

Debt Financing Agreements

Our credit facilities consist of an $800,000 senior secured credit facility (the “Credit Facility”), comprising a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (the “Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at March 31, 2011.

Outstanding borrowings under the term A loan facility was $412,500 and there were no borrowings under the original revolving credit facility at March 31, 2011.  At March 31, 2011, the interest rate on the term A loan facility was 1.25%.  As of March 31, 2011, we had $580,000 in total undrawn revolver commitments consisting of $300,000 under the original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  We expect to draw amounts under our revolving credit facility to redeem $300,000 of our 8 3/4% senior notes due September 1, 2012, which, as described above, are to be redeemed on May 13, 2011.  The borrowings under the Credit Facility may be repaid without penalty at any time.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by RPH, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $12,500 in 2011 and 2012 and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under the Credit Facility as of March 31, 2011.

As of March 31, 2011, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility. We were in compliance with all of our financial covenants under our senior notes and senior subordinated notes as of March 31, 2011.

Other Matters

Proposed Distribution of AMC Networks Inc.

On December 16, 2010, Cablevision announced that Cablevision’s Board of Directors authorized Cablevision's management to move forward with the spin-off of RMH to Cablevision's stockholders (the "AMC Networks Distribution"). On March 10, 2011, Cablevision announced that its RMH business would be renamed AMC Networks Inc. (“AMC Networks”) in connection with the proposed AMC Networks Distribution.  The AMC Networks Distribution would be structured as a tax-free pro rata distribution to Cablevision stockholders and is expected to be completed by mid-year 2011, subject to necessary approvals.  As part of the AMC Networks Distribution, a refinancing of what will be the new AMC Networks would create new debt, a portion of which would be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,250,000 of the new AMC Networks debt will be issued to Cablevision or CSC Holdings, LLC (“CSC Holdings”), which will use such new AMC Networks debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt. It is anticipated that the AMC Networks Distribution would be in the form of a pro rata distribution to all stockholders of Cablevision, with holders of Cablevision New York Group (“CNYG”) Class A Common Stock receiving Class A Common Stock in AMC Networks and holders of CNYG Class B Common Stock receiving Class B Common Stock in AMC Networks. Both Cablevision and AMC Networks would continue to be controlled by the Dolan family through their ownership of Class B Common Stock.

The new AMC Networks business will consist of:

•	Our national programming networks, including AMC, WE tv and IFC, and other national programming networks of RMH, including Sundance Channel;
•
Other services which consist primarily of AMC/Sundance Channel Global, RMH’s international programming business; IFC Entertainment, RMH’s independent film distribution business; and Rainbow Network Communications, RMH’s network technical services business.

Completion of the AMC Networks Distribution is subject to a number of external conditions, including the effectiveness of a Form 10 Information Statement with the Securities and Exchange Commission (“SEC”) and the finalization of the terms and conditions of the required financing, as well as final approval by Cablevision's Board of Directors.  In March 2011, Cablevision received a favorable letter ruling from the Internal Revenue Service.

Managing our Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.  There were no outstanding interest rate swap contracts as of March 31, 2011.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

As of March 31, 2011, we have $1,036,253 of debt outstanding, of which $412,500 outstanding under our Credit Facility is subject to variable interest rates.  The effect of a hypothetical 100 basis point increase in interest rates prevailing at March 31, 2011 could have an adverse affect on our annual interest expense of approximately $4,100.

Commitments and Contingencies

As of March 31, 2011, the Company's commitments and contingencies not reflected on the Company's consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, increased approximately $21,700 to approximately $216,700 at March 31, 2011 as compared to approximately $195,000 at December 31, 2010.  The increase relates primarily to an increase of commitments for future program rights obligations.